Exhibit 4.1

YA GLOBAL INVESTMENTS, L.P.

101 Hudson Street, Suite 3700

Jersey City, NJ 07302

August 30, 2007

Open Energy Corporation

514 Via De La Valle

Suite 200

Solana Beach, California  92075

Attention:          David Saltman

Re:       Open Energy Corporation—Registration of Common Stock

Dear Mr. Saltman:

Within five (5) business days after Open Energy Corporation (“OEGY”) files its Annual Report on Form 10-KSB and is able to acquire the necessary expert consents, we hereby request that, and OEGY hereby agrees to, register up to 4,000,000 shares of common stock, par value $0.001, of OEGY (the “Shares”) held by YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.) (“YA Global”) pursuant to Rule 462(b) of the 1933 Securities Act, as amended (the “New Registration Statement”). The New Registration Statement shall register the Shares for resale by YA Global and incorporate the contents of OEGY’s registration statement on Form SB-2 (File No. 333-136987) that was declared effective on October 25, 2006 (the “Initial Registration Statement”). Notwithstanding the foregoing, the New Registration Statement shall only register additional shares of OEGY’s common stock in an amount and at a price that together represent no more that 20% of the shares originally subject to the Initial Registration Statement that remain unsold as of the date of the New Registration Statement. YA Global and OEGY hereby acknowledge that the Indemnification provisions of the registration rights agreement between the parties dated March 30, 2006 apply to the Shares included in the New Registration Statement.

This letter shall confirm that we will not request further registration of OEGY shares of common stock held by us until at least 90 days after the effective date of the New Registration Statement.

Similarly, this letter shall also confirm that we hereby waive our right of first negotiation under Section 4(n) of the Securities Purchase Agreement, dated March 30, 2006 (the “2006 SPA”) and Section 4(m) of the Securities Purchase Agreement, dated March 30, 2007 (the “2007 SPA”) on a one time basis and solely with respect to the “Capital Raising Offer” letter from the OEGY to us, dated August 6, 2007 and the up to $1,000,000 unsecured note and warrant bridge financing that OEGY is contemplating with several investors, including, among others, Everest Asset Management (the “Bridge Financing”), provided the terms of each transaction are not materially changed from those provided to us. We also hereby provide our consent, as required by Section 4(k) of both the 2006 SPA and 2007 SPA to complete either transaction proposed in the “Capital Raising Offer” letter or the Bridge Financing.

We hereby consent to OEGY increasing the number of shares allocated to its stock option plan by 8,000,000 for a total of 16,500,000. As consideration for this consent, OEGY agrees that, so long as any obligation under the Secured Convertible Debenture, dated March 31, 2006 (the “2006 Debenture”), or the Secured Convertible Debenture, dated March 29, 2007 (the “2007 Debenture”) is outstanding, grants of options in excess of 8,500,000 shares to purchase OEGY securities pursuant to OEGY’s existing option plan shall not vest sooner than two (2) years from the date hereof. In addition, this letter shall confirm that neither the 2006 Debenture nor the 2007 Debenture is currently in default.

OEGY represents and confirms to YA Global that the amounts owed, together with interest accrued and accruing thereon, and any applicable redemption premiums now or hereafter payable by OEGY to YA Global under the 2006 SPA, the 2007 SPA, the secured convertible debentures issued thereunder, and all documents and agreements entered into in connection therewith, including without limitation, all outstanding principal, accrued interest, redemption premiums, costs, expenses, and fees are unconditionally owing by OEGY to YA Global, without offset, setoff, defense or counterclaim of any kind, nature or description whatsoever.

OEGY does hereby acknowledges that as of the date hereof it has no causes of action or claims arising from or relating any agreement between OEGY and YA Global entered into prior to the date hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If you have any questions or comments, please do not hesitate to contact me. If you do not have any further comments, please sign below stating that OEGY acknowledges and agrees to the terms set forth in this letter.

Sincerely,

YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.)
By: Yorkville Advisors, LLC,
Its: Investment Manager

/s/ Mark A. Angelo
Mark A. Angelo
Managing Member

[Signature Page to Open Energy Corporation Side Letter]
This letter may be signed in one or more counterparts.

ACKNOWLEDGED AND AGREED:

OPEN ENERGY CORPORATION

/s/ David Saltman

By:	David Saltman

Title:	Chief Executive Officer

Dated:	August 30, 2007